http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces First Quarter 2009
Financial Results

Sykesville, Maryland, May 11, 2009--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended March 31, 2009 was $8.1 million, a 15% increase from the revenue reported for the three months ended March 31, 2008 of $7.1 million.

GSE reported operating income of $531,000 for the first quarter of 2009 as compared to an operating loss of $174,000 in the first quarter of 2008.  Net income for the three months ended March 31, 2009 was $333,000 or $0.02 per common share on both a basic and diluted basis as compared to net loss of $293,000 or $0.02 per common share on both a basic and diluted basis for the first quarter of 2008.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign currency contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments is intended to protect the Company’s customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.

For the three months ended March 31, 2009, the Company incurred a $13,000 pretax non-cash gain on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.

GSE’s backlog as of March 31, 2009 was approximately $58.0 million compared to $38.1 million at December 31, 2008. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since March 31, 2009. Therefore, the backlog of $58.0 million does not include the expected total value of the two new full scope simulators for a Japanese customer or the expected total value of the full scope nuclear simulator currently being built for Westinghouse Electric Company’s Haiyang project in China. Taking into account the expected approximate values of these projects, implied backlog at March 31, 2009 exceeded $70 million.

“I am pleased to report a solid quarter of improved financial performance versus the comparable period last year,” said John V. Moran, GSE’s Chief Executive Officer. “Backlog continues to grow, our cost structure and margins are within expected ranges and our balance sheet remains strong. We continue to maintain a large pipeline of both near and longer term opportunities and year to date, have not experienced any material project delays or cancellations as a result of the global economic conditions. We remain very optimistic about our prospects and positive growth trends going forward.”

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 349 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

AT THE COMPANY                                                                          INVESTOR RELATIONS CONTACT
John V. Moran                                                                                     Feagans Consulting Inc.
Chief Executive Officer                                                                       Neal Feagans
Phone: 410-970-7801                                                                           Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended
	March 31,
	2008	2007

Contract revenue	$8,128	$7,083
Cost of revenue	5,699	5,218

Gross profit	2,429	1,865

Operating expenses	1,898	2,039

Operating income (loss)	531	(174)

Interest income (expense), net	12	(6)
Gain on derivative instruments	13	10
Other expense, net	(110)	(64)

Income (loss) before income taxes	446	(234)

Provision for income taxes	113	59

Net income (loss)	$333	$(293)

Basic income (loss) per common share	$0.02	$(0.02)
Diluted income (loss) per common share	$0.02	$(0.02)

Weighted average shares outstanding - Basic	15,991,498	15,519,413
Weighted average shares outstanding - Diluted	16,653,042	15,519,413

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
(in thousands)	(unaudited)
	March 31, 2009	December 31, 2008

Cash and cash equivalents	$8,709	$8,274
Current assets	24,924	23,297
Total assets	31,890	31,015

Current liabilities	$9,762	$9,409
Long-term liabilities	887	906
Stockholders' equity	21,241	20,700